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                                                                    EXHIBIT 11.5

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    SIX MONTHS
                                                                                    ENDED JULY
                                                                                     2, 1995
                                                                                   ------------
Net income.......................................................................    $ 12,722
                                                                                    =========
Weighted average shares outstanding:
  Common stock...................................................................      80,100
  Assumed conversion of stock options and warrants(1)............................       7,011
                                                                                   ------------
          Total shares...........................................................      87,111
                                                                                    =========
          Net income per share...................................................    $   0.15
                                                                                    =========

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(1) Stock options and warrants granted subsequent to January 2, 1995 (using the treasury stock method and the initial public offering price of $18 per share) have been included in the computation of common and common equivalent shares as if they were outstanding since January 2, 1995.